Exhibit 99.1

ANIXTER INTERNATIONAL INC. TO SELL ITS FASTENERS SEGMENT TO
AMERICAN INDUSTRIAL PARTNERS FOR $380 MILLION

Transaction Sharpens Anixter’s Strategic Focus and
Provides Additional Financial Flexibility to Drive Continued Growth

GLENVIEW, IL, (Business Wire) February 12, 2015- Anixter International Inc. (NYSE: AXE) today announced that it has entered into a definitive agreement to sell its OEM Supply - Fasteners (“Fasteners”) segment to American Industrial Partners (“AIP”) for $380 million in cash, subject to certain post-closing adjustments. The transaction, which was approved by Anixter’s Board of Directors, is expected to close during the second quarter of 2015, subject to customary closing conditions and regulatory approval.

Fasteners is a leading global distributor and manufacturer of highly-engineered fasteners for customers in the heavy truck, power train, luxury automotive, agriculture, construction, recreational vehicles and other verticals. Fasteners serves customers in 15 countries, and the average relationship among its 10 largest customers exceeds 17 years. The business reported 2014 revenues of $938.5 million and operating profit of $39.1 million.

“This transaction follows significant progress by the Fasteners team in delivering improved operating performance and benefits to all stakeholders,” said Bob Eck, President and Chief Executive Officer of Anixter. “Following the transaction, Anixter will have a sharper strategic focus on our core Enterprise Cabling & Security Solutions (ECS) and Electrical and Electronic Wire & Cable (W&C) segments and additional financial flexibility to build on these strong global platforms through organic investments, as well as strategic acquisitions, allowing us to continue to deliver long-term value to shareholders. For Fasteners, this transaction will provide access to additional operational expertise and financial resources to drive continued growth in its industry.”

“We have great respect for Fasteners, which is widely recognized as a leading global OEM supplier,” said Eric Baroyan, Partner at AIP. “With deep, long-standing customer relationships, strong management, a highly customized product portfolio and significant global growth opportunities, Fasteners is well-positioned to accelerate its business performance. We are fully supportive of their strategic plan, and look forward to collaborating with their talented team to build long-term value for customers, suppliers and employees.”

“I am confident that we have found the right partner in AIP, who brings deep operating and industry expertise as well as additional financial resources, which will enhance our ability to meet the needs of our customers and capitalize on global growth opportunities,” said Ian Clarke, Executive Vice President - Fasteners at Anixter. “Today’s announcement reflects the value the Fasteners team has created, as well as AIP’s confidence in our strategy and exciting future. We look forward to working with AIP as we continue to build on our strong foundation and create long-term value for all of our stakeholders.”

The Fasteners business includes 73 distribution centers, 12 quality labs and more than 1,900 employees worldwide. Upon closing, Fasteners will continue to be led by its current management team, with Ian Clarke assuming the role of President and Chief Executive Officer of the new company. The company’s headquarters will remain in Glenview, Illinois, and the name of the new company will be announced upon closing.

AIP has also offered to acquire the portion of the Fasteners business in France that has historically supported Fasteners’ global business.

Goldman, Sachs & Co. served as financial advisor and Sidley Austin LLP served as legal counsel to Anixter. Baker Botts LLP served as legal counsel to AIP.

About Anixter
Anixter International Inc. is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) over 0.5 million products and $1.1 billion in inventory 3) approximately 270 warehouses/branch locations with 7.5 million square feet of space and 4) locations in 300 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

About AIP
American Industrial Partners (“AIP”) is an operationally oriented middle-market private equity firm that makes control investments in North American-based industrial businesses serving domestic and global markets.  AIP has deep roots in the industrial economy and has been active in private equity investing since 1989.  To date, AIP has completed over 50 transactions and is currently managing more than $1.1 billion in equity capital. AIP invests in all forms of corporate divestitures, management buyouts, recapitalizations, and going-private transactions of established businesses with revenues of $100 million to $750 million.

Safe Harbor Statement
Statements in this press release regarding the proposed transaction between Anixter and AIP, the expected timetable for completing the transaction, and any other statements about Anixter’s managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact should also be considered to be forward looking statements. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the transaction; the risk that regulatory approvals required for the contemplated transaction are not obtained or are obtained subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the transaction are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; uncertainties as to the timing of the closing; any changes in general economic and/or industry specific conditions; and the other factors described in Anixter’s Annual Report on Form 10-K for the year ended January 3, 2014 and its most recent Quarterly Reports on Form 10-Q each filed with the Securities and Exchange Commission. Anixter expressly disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this press release.

Anixter Contacts

For Investors:
Ted Dosch	Lisa Micou Meers, CFA
Anixter	Anixter
EVP Finance & CFO	Vice President - Investor Relations
224.521.4281	224.521.8895

For Media:
Dawn Marks
Anixter
Vice President - Communication
224.521.8484

Buyer Contacts

Ben DeRosa
Partner - Business Development
American Industrial Partners
330 Madison Avenue, 28th Floor
New York, NY 10017
ben@americanindustrial.com
T 212-627-2360 x200
F 212-627-2372

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